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Cytec Industries Inc.

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CYTEC INDUSTRIES INC.
5 GARRET MOUNTAIN PLAZA
WEST PATERSON, NJ 07424

Notice of Annual Meeting
of Common Stockholders to be held
May 2, 2006

March 20, 2006

To Our Stockholders:

We will hold our Annual Meeting of Common Stockholders at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666, on Tuesday, May 2, 2006, at 1:00 p.m. The purpose of the meeting is (i) to elect two directors, (ii) to ratify the selection of KPMG LLP as our auditors for 2006, and (iii) to transact any other business that properly comes before the meeting.

You must have been a holder of our common stock at the close of business on March 10, 2006 to be entitled to notice of and to vote at the meeting or at any postponement or adjournment.

Since stockholders cannot take any action at the meeting unless a majority of the outstanding shares of common stock is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

If you cannot attend the meeting, please promptly submit your proxy by telephone, Internet or by signing and dating the enclosed proxy card and mailing it in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

R. Smith
Secretary

Table of Contents

About the Meeting	1
Corporate Governance	2
Our Board of Directors and Board Committees	4
Audit Committee Report	6
Agenda Item 1: Election of Directors	8
Agenda Item 2: Ratification of the Appointment of the Auditors	11
Fees Paid to the Auditors	12
Cytec Stock Ownership by Directors and Officers	13
Security Ownership of Certain Beneficial Owners	14
Certain Relationships and Related Transactions	15
Executive Compensation	15
Equity Compensation Plan Information	19
Employment and Severance Arrangements	19
Compensation and Management Development Committee Report	21
Performance Graph	26
Compensation Under Retirement Plans	27
Compensation of Directors	27
Timely Submission of Stockholder Proposals	28
Attendance at Annual Meeting	28
Other Matters	29
Annex 1 — Audit Committee Charter	i

CYTEC INDUSTRIES INC.
5 GARRET MOUNTAIN PLAZA
WEST PATERSON, NJ 07424

Proxy Statement for
Annual Meeting of Common Stockholders
to be held May 2, 2006

March 20, 2006

This proxy statement contains information relating to our Annual Meeting of Common Stockholders, which will be held on Tuesday, May 2, 2006, beginning at 1:00 p.m., at the Marriott at Glenpointe Hotel, Teaneck, New Jersey 07666, and at any postponement or adjournment of that meeting. We are first sending this Proxy Statement and the enclosed form of proxy to stockholders on or about March 20, 2006. For purposes of this Proxy Statement, unless the context indicates otherwise, the use of the words “we”, “us”, “our” and “Cytec” shall refer to Cytec Industries Inc.

ABOUT THE MEETING

What is the purpose of the meeting?

At the annual meeting, stockholders will vote (i) to elect two directors, and (ii) to ratify the selection of KPMG LLP as our auditors for 2006. In addition, our management will be present to report on our company and respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 10, 2006, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting in order to obtain an admission ticket.

What is a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our shares of common stock outstanding on the record date will constitute a quorum. A quorum is necessary in order for business to be conducted at the meeting. As of the record date, 46,729,752 shares of our common stock were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

The accompanying proxy is solicited by our Board of Directors. You may vote by telephone or via the Internet by following the instructions on the enclosed proxy card or you may complete and properly sign the accompanying proxy card and return it to us. If voted by any of these methods, your vote will be cast as you direct. Do not return the proxy card if you vote by telephone or via the Internet. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy card bearing a later date. A vote by telephone or via the Internet may be revoked by executing a later-dated proxy card, by subsequently voting by telephone or through the Internet, or by attending the annual meeting and voting in person.

How do I vote my Savings Plan shares?

If you participate in our Employee Savings and Profit Sharing Plan, Employee Savings Plan or Employee Stock Purchase Plan, shares of our common stock equivalent to the value of the common stock interest credited to your account under the respective plan will be voted automatically by the trustee in accordance with your proxy, if the proxy is received by April 27, 2006. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

What are Our Board’s recommendations?

Our Board of Directors recommends that you vote (i) to elect the nominated slate of directors, and (ii) to ratify the appointment of KPMG LLP to audit our 2006 consolidated financial statements. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with this recommendation.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their own discretion.

CORPORATE GOVERNANCE

Our Board of Directors seeks to ensure that our business is managed in the best long-term interests of its stockholders. Our business is conducted by its employees under the direction of our Chief Executive Officer (“CEO”) and our other officers and managers. Our Board of Directors provides oversight to the CEO and other officers and managers as it reviews and approves our major business and financial strategies. Our Board also approves significant capital projects and commitments, acquisitions, divestitures and long-term financings. Our Board is responsible for hiring and assessing the performance of the CEO and determining his compensation and, through the Compensation Committee, the compensation of our other officers. Our Board regularly reviews succession planning strategy and plans for the CEO and other senior officers. Our Board believes that it is critical that we operate in compliance with all applicable laws and to the highest ethical standard. Our Board believes that the long-term interests of our stockholders are advanced by appropriately addressing concerns of other stakeholders affected by our actions, including our employees and the communities in which we operate.

A summary of certain important corporate governance practices follows:

Director Independence

A majority of our directors must be independent directors under the New York Stock Exchange (“NYSE”) Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In addition to the NYSE rules regarding independence, our Board has adopted the following standards in determining whether a director has a material relationship with us:

•	the individual may not have been an employee of ours or any of our affiliates within the preceding five years;

•	the individual may not have within the previous five years been affiliated with or employed by an entity that has served as our auditor within the last five years;

•	the individual may not have been part of an interlocking directorate in which one of our executive officers serves on the compensation committee of another corporation that employs such person;

•	no immediate family member of the individual may fall within any of the preceding three categories; and

•	the individual may not have received any compensation from us within the past year other than for serving as a director.

Based on these independence standards and all of the relevant facts and circumstances, our Board determined that the following directors are considered independent: John E. Akitt, Chris A. Davis, Anthony G. Fernandes, Louis L. Hoynes, Jr., Dr. Barry C. Johnson, William P. Powell, Jerry R. Satrum, James R. Stanley and Raymond P. Sharpe.

Standards for Directors

In addition to the independence requirements, our Board has established the following standards for individuals to serve on our Board of Directors:

•	Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders;

•	Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively;

•	Directors are required to inform our Chairman of the Board of any significant change in their personal circumstances, including a change in their principal job responsibilities or acceptance of another directorship; and

•	Directors are not eligible for re-election as a director on or after their 72nd birthday.

Principles of Corporate Governance/Committee Charters/Codes of Ethics

We have published on our website (www.cytec.com) our Principles of Corporate Governance, the charter of each of the Audit, Compensation and Management Development, Environmental, Health and Safety, and Governance Committees of our Board, as well as our Code of Conduct that applies to all employees, Code of Ethics for Financial Executives and Code of Ethics for Senior Executives. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by our Board and any such waivers or amendments will be disclosed promptly by us by posting such waivers or amendments on our website. Additionally, the Audit Committee is informed of any waivers of the Code of Conduct for any of our employees. Copies of each of the Principles of Corporate Governance, the Committee charters and the codes of ethics referred to above are also available free of charge by writing to our Secretary, Cytec Industries Inc., 5 Garret Mountain Plaza, West Paterson, New Jersey 07424.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. The presiding director at such sessions rotates among the chairs of the Governance Committee, the Audit Committee and the Compensation and Management Development Committee on an annual basis.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly to our Board of Directors or all of the non-management directors as a group with regard to Cytec. Any such communication may be mailed to the Cytec Compliance Office, Cytec Industries Inc., 5 Garret Mountain Plaza, West Paterson, New Jersey 07424 or submitted in any other manner described on the Compliance Office page of our web site (www.cytec.com). All such communications shall be promptly reviewed by our Compliance Office and sent to the Board of Directors or all of the non-management directors as a group, as appropriate.

OUR BOARD OF DIRECTORS AND BOARD COMMITTEES

Our Board of Directors is divided into three classes, the terms of which expire at the annual meetings in the following years:

2006	2007	2008
John E. Akitt	Chris A. Davis	Anthony G. Fernandes
Barry C. Johnson	Louis L. Hoynes, Jr.	David Lilley
James R. Stanley	William P. Powell	Jerry R. Satrum
Raymond P. Sharpe

The Board of Directors held ten meetings during 2005 and each director attended at least seventy-five percent of the Board and respective committee meetings. All members of the Board attended the 2005 Annual Meeting of Stockholders. The Board of Directors authorized the reduction of the size of the Board of Directors to nine directors effective at the commencement of the 2006 Annual Meeting of Stockholders.

Committees of the Board

To increase its effectiveness and efficiency, our Board of Directors has established four committees to which it has delegated substantial responsibilities. Set forth below is certain information about those Committees.

•	Audit Committee. Our Audit Committee is comprised of Ms. Davis (Chair) and Messrs. Fernandes, Powell and Satrum. The Audit Committee is empowered by the Board of Directors to, among other things, assist in the oversight of our: accounting and financial reporting processes and the integrity of our financial statements; annual audit and our internal audit function; and compliance with legal and regulatory requirements as they may impact our financial statements. The Audit Committee also has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm (the “auditors”).

Our Board has determined that each of the members of the Audit Committee is financially literate, has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements. Our Board has also determined that each member of the Audit Committee is an independent director, based on the NYSE listing rules, the exchange on which our shares of common stock are listed, the Securities and Exchange Commission’s additional independence requirements for audit committee members, and our Principles of Corporate Governance. In addition, our Board has determined that three of the members of our Audit Committee, among them Ms. Davis, are “audit committee financial experts”, as defined in applicable Securities and Exchange Commission rules.

The Audit Committee held nine meetings during 2005. The Audit Committee’s report on its activities during 2005 appears later in this proxy statement under the caption “Audit Committee Report”.

•	Compensation and Management Development Committee. Our Compensation and Management Development Committee is comprised of Messrs. Akitt, Fernandes, Johnson and Satrum (Chair). Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. This Committee approves the corporate goals and objectives relevant to our CEO and recommends the compensation for our CEO and approves the compensation for our other officers. It also approves compensation plans for our officers, administers incentive compensation and equity-based plans, evaluates our CEO’s and other officers’ performances against established goals and objectives, and makes related recommendations. This Committee also reviews succession plans for our CEO and other executive management positions.

Our Compensation and Management Development Committee held three meetings during 2005 and its report on its activities during 2005 appears later in this proxy statement under the caption “Compensation and Management Development Committee Report”.

•	Governance Committee. Our Governance Committee is comprised of Messrs. Akitt, Fernandes, Hoynes, Powell (Chair) and Stanley. Each of its members is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. This Committee was responsible for developing and recommending to the Board our Principles of Corporate Governance and is responsible for periodically reviewing and recommending changes to such principles. This Committee also makes recommendations to the Board on candidates for election to our Board and committee assignments. Our Governance Committee held two meetings during 2005.

Our Governance Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. Each nominee is evaluated by our Governance Committee and should have distinguished him or herself in a career in industry, government or academia and should be capable of offering sound advice and counsel to us and our CEO. Nominees must possess the highest personal and professional ethics, integrity and values and must be eligible to serve a minimum of five years under our age qualification rules. The Governance Committee considers not only the individual talents and skills of each nominee, but also the range of talents and skills represented by all members of our Board of Directors. Our Governance Committee typically uses the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director.

•	Environmental, Health and Safety Committee. Our Environmental, Health and Safety Committee is comprised of Messrs. Akitt (Chair), Johnson and Stanley. This Committee reviews, monitors and, as it deems appropriate, advises the Board of Directors with respect to our policies and practices in the areas of occupational health and safety and environmental affairs. The Environmental, Health and Safety Committee held two meetings during 2005.

AUDIT COMMITTEE REPORT

Our powers and responsibilities, and the qualifications required of each of our members, are set forth in the Audit Committee Charter (the “Charter”). The full text of the Audit Committee Charter is set forth in Annex 1 to this Proxy Statement.

Responsibilities.  We meet periodically with Cytec’s auditors, internal auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. Management has represented to us and the Board of Directors that the financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments and that an evaluation was carried out under the supervision and with the participation of Cytec’s Chief Executive Officer and Chief Financial Officer of the effectiveness of Cytec’s internal controls as of December 31, 2005 provided however, that management, in compliance with the Securities and Exchange Commission’s guidelines, excluded from their evaluation an assessment of the internal controls over financial reporting related to the Surface Specialties business that Cytec acquired from UCB SA on February 28, 2005. Management’s assessment of internal controls over financial reporting of Cytec to be disclosed in Cytec’s Form 10-K for the year ending December 31, 2006 will include the Surface Specialties business. Cytec’s auditors, KPMG LLP (“KPMG”), are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America and an opinion on management’s assessment of and effectiveness of Cytec’s internal controls which also excluded an evaluation of internal controls over financial reporting of Surface Specialties.

Independence.  As part of our responsibilities, we pre-approve the services provided by KPMG and the related fees paid to them for audit and non-audit services and consider the effect of such services and the related fees on KPMG’s independence. Details regarding fees paid to KPMG during the years 2005 and 2004 are set forth in this proxy statement under the caption “Fees Paid to the Auditors”. We have concluded that the services provided by KPMG and the compensation therefor is compatible with maintaining KPMG’s independence.

Recommendation.  Acting pursuant to our Charter, we reviewed Cytec’s audited consolidated financial statements at, and for the year ended, December 31, 2005 and discussed such financial statements with management and the auditors, and recommended to the Board of Directors that such financial statements be included in Cytec’s Annual Report on Form 10-K for 2005. This recommendation was based on: our discussion of the audited financial statements; review of the financial statements with management; discussion with KPMG of the matters required to be discussed by Statement on Auditing Standards No. 61 as well as other matters including the written material disclosed below; receipt from KPMG of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); receipt from KPMG of the written disclosures and letter required by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements; receipt of the document entitled “KPMG-Our System of Quality Controls”; and KPMG’s confirmation that: (i) it would issue its opinions that the financial statements present fairly, in all material respects, Cytec’s financial position and the results of Cytec’s operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America and (ii) subject to the Surface Specialties exception set forth above, management’s assessment that Cytec has maintained effective internal controls over financial reporting as of December 31, 2005 is fairly stated, in all material respects, and that Cytec maintained effective internal controls over financial reporting as of December 31, 2005, in all material respects.

C.A. Davis, Chair
A.G. Fernandes
W.P. Powell
J.R. Satrum

February 27, 2006

AGENDA ITEM 1
ELECTION OF DIRECTORS

In accordance with the recommendation of the Governance Committee, our Board of Directors has nominated Barry C. Johnson and James R. Stanley for election as directors for three-year terms ending at the 2009 Annual Meeting until a successor is duly elected and qualified. Each nominee is currently serving as a director. Each nominee has consented to serve if elected. The nominees’ biographies, as well as the biographies of the other directors, are set forth below.

Our Board of Directors recommends a vote for the election of each of these nominees as directors.

If at the time of the meeting any of the nominees is not available to serve as director, an event which our Board does not anticipate, the proxies will be voted for a substitute nominee or nominees designated by or at the direction of our Board, unless our Board has taken prior action to reduce its membership.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Therefore, an abstention or a broker non-vote is neither an affirmative nor a negative vote, and will not have any effect on the outcome of the election.

A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Board of Directors Membership

Set forth below is certain information concerning the nominees and our other directors whose terms of office will continue after the meeting.

John E. Akitt, age 73, has announced he will retire from the Board at the 2006 Annual Meeting of Stockholders. He has been our director since October 1999. We are grateful for his many contributions over this period.

Chris A. Davis, age 55, has been our director since April 2000. Ms. Davis has been a general partner of Forstmann Little & Co. (“Forstmann”) since November 2005 and was previously a Special Limited Partner since August 2001. Ms. Davis was Chairman of McLeodUSA (“McLeodUSA”), a telecommunication services provider, from August 2005 until January 2006 and was Chairman and Chief Executive Officer from April 2002 until August 2005. Prior to this, Ms. Davis was Chief Operating and Financial Officer of McLeodUSA from August 2001 until April 2002. Prior to her positions at McLeodUSA, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer of ONI Systems Corp. from May 2000. From July 1993 through April 2000, Ms. Davis was Executive Vice President and Chief Financial and Administrative Officer and a director of Gulfstream Aerospace Corp. and, upon General Dynamics Corporation’s acquisition of Gulfstream in July 1999, a vice president of General Dynamics Corporation. Before joining Gulfstream in 1993, Ms. Davis held numerous financial positions during her 17 year career at General Electric Company. McLeodUSA filed for a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in October 2005 and emerged from bankruptcy protection in January 2006. Ms. Davis is a director of Rockwell Collins, Inc. and
Aviall, Inc.

Anthony G. Fernandes, age 60, has been our director since July 2002. Mr. Fernandes was Chairman, Chief Executive Officer and President of Philip Services Corporation, an industrial services and integrated metals recovery company, from 1999 to 2002. Prior to joining Philip Services, Mr. Fernandes worked at Atlantic Richfield Company for more than 30 years, including from 1994 to 1999 as Executive Vice President and director. In addition, from 1997 to 1998 he was chairman of ARCO Chemical, a publicly traded company owned 80% by Atlantic Richfield. Mr. Fernandes is a director of Baker Hughes Corporation, Tower Automotive, Inc. and Black and Veatch.

Louis L. Hoynes, Jr., age 70, has been our director since December 1994. Until September 2004, Mr. Hoynes was elected to the Board on an annual basis by the holder of our Series C Preferred Stock. After we redeemed the Series C Preferred Stock in September 2004, Mr. Hoynes’ term automatically ended. Our Board then elected Mr. Hoynes to fill a vacancy on our Board. Mr. Hoynes was Executive Vice President and General Counsel of Wyeth until his retirement on July 1, 2003, having served in that capacity since 1990. Prior to that time he was a partner in the law firm of Willkie Farr & Gallagher.

Dr. Barry C. Johnson, age 62, has been our director since August 2003. Dr. Johnson is Dean of Engineering at Villanova University, having been appointed to that position in 2002. Previously, he was Chief Technology Officer of Honeywell International Inc. from 2000; prior to that Dr. Johnson served as Corporate Vice President of Motorola, Inc. and Chief Technology Officer for that company’s Semiconductor Product Sector. He joined Motorola in 1976 and held a variety of technology, product development and operations leadership positions during his 16 year career with the company. Mr. Johnson is a director of Rockwell Automation, Inc.

David Lilley, age 59, has been our director since January 1997. Mr. Lilley is our Chairman (since January 1999), President (since January 1997) and Chief Executive Officer (since May 1998). From 1994 until January 1997, he was a vice president of American Home Products Corporation, responsible for its Global Medical Device business. Prior to that time, he was a vice president and a member of the Executive Committee of American Cyanamid Company (“Cyanamid”).

William P. Powell, age 50, has been our director since our formation in December 1993. Mr. Powell is a Managing Director of Williams Street Advisors LLC, an investment banking firm, having served in that capacity since May 2001. Prior thereto, he had been Managing Director, Corporate Finance, of UBS Warburg LLC and its predecessor, Dillon, Read & Co. Inc., since January 1991. Mr. Powell is a director of International Executive Service Corps and CONSOL Energy, Inc.

Jerry R. Satrum, age 61, has been our director since May 1996. Before his retirement from Georgia Gulf Corporation in 1998, he served as Georgia Gulf’s Chief Executive Officer (1991–1998), President (1989–1997) and Vice President – Finance and Treasurer (from its inception until 1989). Mr. Satrum has been a director of Georgia Gulf Corporation since its inception.

Raymond P. Sharpe, age 57, has been our director since April 2005. He has been President and CEO of Isola Group, a privately held manufacturer of base materials for printed circuit boards since June 2004. The principal investor in Isola Group is the Texas Pacific Group. For more than ten years prior thereto, he was CEO of the Cookson Electronics Division of Cookson Group PLC., London UK. He served as Director of Cookson Group PLC from 1995 until 2004 and a Director of SPS Technologies Inc., a manufacturer of aerospace components from 1994 until 2004.

James R. Stanley, age 62, has been our director since October 2001. Mr. Stanley retired as President and Chief Executive Officer of Howmet Corporation, a manufacturer of turbine engine components used in jet aircraft and industrial gas power generation that is a wholly-owned subsidiary of Alcoa Inc. in January, 2003. He had served in that capacity since July, 2000. Prior to that time, Mr. Stanley had served as a Senior Vice President of Howmet for more than five years.

AGENDA ITEM 2
RATIFICATION OF THE APPOINTMENT
OF THE AUDITORS

RESOLVED, that the appointment by our Audit Committee of the firm of KPMG to audit our 2006 consolidated financial statements is hereby ratified.

Our Audit Committee has selected KPMG as the auditors to perform the audit of our financial statements for 2006. KPMG has audited our consolidated financial statements since our inception in 1993. KPMG has offices or affiliates at or near most of the locations where we operate. KPMG has advised us that neither the KPMG lead audit partner assigned to us nor the audit partner responsible for reviewing our audit has performed audit services for us in each of the five previous fiscal years. KPMG is an independent registered public accounting firm.

Before making its recommendation for appointment, the Audit Committee carefully considered KPMG’s qualifications. This consideration included a review of KPMG’s performance in prior years, its independence, as well as its reputation for integrity and for competence in the fields of accounting and auditing. Our Audit Committee has expressed its satisfaction with KPMG. In February 2006, KPMG advised the Audit Committee that it believed that the resolution of all litigation against KPMG will not affect its ability to serve as our auditors.

Representatives of KPMG will attend the Annual Meeting and may make a statement if they desire to do so. They will be available to respond to appropriate stockholder questions at the Meeting.

We are asking our stockholders to ratify the selection of KPMG as our auditors. Although ratification is not required by our by-laws, our Board of Directors is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, our Audit Committee in its discretion may select different auditors at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Approval of this proposal to ratify the appointment of KPMG as our auditors requires the receipt of the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote. The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares Present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified. If Agenda Item 2 does not pass, the selection of auditors will be reconsidered by our Audit Committee.

Our Board of Directors unanimously recommends that stockholders vote for the proposal to ratify the Audit Committee’s selection of KPMG as our auditors for 2006.

FEES PAID TO THE AUDITORS

Pre-Approval Policies and Procedures.  Our Audit Committee is required to pre-approve the audit and non-audit services performed by the auditors in order to assure that the provision of such services does not impair the auditors’ independence. Our Audit Committee specifically pre-approves all audit fees, audit related fees, tax service fees and all other fees. Our Audit Committee has delegated authority to the Chair of the Committee to approve any services not exceeding $50,000 not specifically pre-approved by the Committee provided that disclosure of such services and fees is made to the Audit Committee at the next scheduled meeting following such approval. During the years ended December 31, 2005 and 2004, all services provided by the auditors received specific pre-approval.

In connection with the audit of the 2005 financial statements, we entered into an engagement letter with KPMG which sets forth the terms by which KPMG will perform its audit services. Under the terms of the engagement letter, certain of our rights have been limited, such as, any disputes will be governed by binding arbitration instead of us having the ability to utilize the court systems and we are precluded from recovering punitive damages in a legal action against KPMG.

Audit Fees.  The aggregate fees billed by KPMG for professional services rendered for the audit of our consolidated financial statements, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, various consents and a comfort letter for the years ended December 31, 2005 and 2004 were approximately $4.3 million and $2.4 million, respectively. The increase in audit fees was primarily related to services resulting from our acquisition of Surface Specialties.

Audit-Related Fees.  The aggregate fees billed by KPMG for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and not reported under the caption “Audit Fees” above, during the year ended December 31, 2004 was approximately $.1 million. There were no such fees in 2005.

Tax Fees.  The aggregate fees billed by KPMG for tax services, primarily services regarding the preparation of certain of our international legal entities’ income tax returns, during each of the years ended December 31, 2005 and 2004 were approximately $.5 million.

All Other Fees.  We did not utilize KPMG for any other services during either of the two years ended December 31, 2005.

As advised in the Audit Committee Report, our Audit Committee considered whether, and concluded that, provision of these services is compatible with maintaining KPMG’s independence.

CYTEC STOCK OWNERSHIP BY DIRECTORS AND OFFICERS

The following table sets forth, as of January 31, 2006, the total beneficial ownership of Cytec’s Common Stock by Cytec’s directors and the five executive officers named in the Summary Compensation table (see the “Executive Compensation” portion of this proxy statement):

Beneficial Stock Ownership of Directors & Officers

Name	Record & Street Name Shares(1)	+	Savings Plan Shares(2)	+	Deferred Stock Shares(3)	+	Stock Option Shares(4)	=	Total Beneficial Ownership
J. E. Akitt	1,606		—		1,366		22,000		24,972
W. N. Avrin	31,967		10,146		—		146,539		188,652
J. P. Cronin(5)	76,791		28,797		60,920		396,000		562,508
C. A. Davis	1,199		—		577		22,000		23,776
A.G. Fernandes	2,223		—		1,366		8,500		12,089
S. D. Fleming	16,695		4,885		3,730		73,032		98,342
L. L. Hoynes, Jr.	1,319		—		577		1,000		2,896
B.C. Johnson	1,029		—		577		4,000		5,606
D. Lilley(5)	63,289		6,713		114,301		1,249,999		1,434,302
W. P. Powell	5,900		—		—		28,000		33,900
J. R. Satrum	11,395		—		—		37,000		48,395
R. P. Sharpe	1,809		—		383		—		2,192
S. C. Speak	16,009		10,530		4,238		57,183		87,960
J. R. Stanley	1,528		—		577		13,000		15,105
B. Van Assche	—		—		—		—		—

All directors and officers as a group (19 persons)(5)	313,255		108,755		217,322		2,455,915		3,095,257

(1)	Includes performance shares which are subject to possible forfeiture if conditions to vesting are not met. Also includes for each of Mr. Powell and Mr. Fernandes shares held in family trusts or foundations. Also includes for each of Messrs. Avrin, Cronin, Hoynes and Sharpe shares owned jointly with his wife.

(2)	Represents the officers’ proportionate share of our Common Stock held by the Cytec Employees’ Savings & Profit Sharing Plan and the Cytec Supplemental Savings and Profit Sharing Plan at January 31, 2006. In the case of Mr. Cronin, also includes shares held in an Individual Retirement Account.

(3)	Shares issuable under 1993 Stock Award and Incentive Plan (the “1993 Plan”) following termination of employment or, as to the directors, retirement from the Board of Directors.

(4)	Shares which may be acquired within 60 days through the exercise of stock options, regardless of whether the exercise price is below, at or above the current market price of our common stock.

(5)	The number of shares shown excludes the following shares as to which beneficial ownership is disclaimed: 2,900 shares owned by Mr. Cronin’s wife; 203 shares owned by Mr. Lilley as custodian for a child; and 4,103 shares for all directors and officers as a group.

As of January 31, 2006, Mr. Lilley beneficially owned approximately 3.0%, Mr. Cronin beneficially owned approximately 1.2%, no other officer or director individually owned beneficially as much as 1%, and all officers and directors as a group beneficially owned approximately 6.3%, of the total shares of our outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the copies of 109 forms received by us, we believe that during 2005 all filings required under Section 16(a) of the Securities Exchange Act of 1934 were complied with by our directors, officers and greater than ten-percent beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Common Stock	UCB, S.A.(1) Allee de la Recherche 60 B-1070 Brussels, Belgium	5,772,857 shares	12.5%

Common Stock	Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	3,491,731 shares	7.6%

Common Stock	Wachovia Corporation(3) One Wachovia Center Charlotte, NC 28288-0137	3,360,686 shares	7.3%

Common Stock	Vanguard Fiduciary Trust Company on behalf of the Cytec Employees’ Savings and Profit Sharing Plan(4) 500 Admiral Nelson Blvd., Malvern, PA 19355	2,852,937 shares	6.2%

(1)	Per Schedule 13D, dated March 1, 2005, shareholder’s power to vote and dispose of its shares.

(2)	Per Schedule 13G, dated February 14, 2006, which reports as of December 31, 2005: (i) shared power to vote as to 2,374,325 shares and (ii) shared power to dispose as to 3,467,331 shares.

(3)	Per Schedule 13G, filed February 10, 2006, which reports as of December 31, 2005: (i) sole power to vote as to 2,884,046 shares, (ii) shared power to vote as to 532 shares, (iii) sole power to dispose as to 3,332,212 shares and (iv) shared power to dispose as to 8,832 shares.

(4)	Per Schedule 13G, Amendment No. 13, dated February 8, 2006 which reports as of December 31, 2005, shared power to vote and dispose as to all shares.

(5)	Percent of class based on shares outstanding at December 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the Surface Specialties acquisition, UCB paid us approximately $19,400,000 for certain preacquistion tax liabilities which were paid by the acquired Surface Specialties entities and as of December 31, 2005, UCB will be required to pay us approximately $8,000,000 for certain additional preacquisition tax liabilities payable in future periods. Additionally, as part of the acquisition, we entered into a number of transition service agreements pursuant to which UCB renders services to us, in various locations, for a period of time after the acquisition. Pursuant to these agreements, we paid approximately $11,700,000 to UCB in 2005 and for services rendered as of December 31, 2005, we will pay UCB an additional amount of approximately $800,000.

EXECUTIVE COMPENSATION

Summary Compensation Table

							Long Term Compensation Awards
		Annual Compensation(1)(2)
Name and Principal Position	Year	Salary			Bonus		Restricted Stock Awards(3)			Securities Underlying Options(7)	All Other Compensations(8)
D. Lilley	2005		$800,000			$288,800		$700,000		100,000	$ 109,742
Chairman, President and Chief Executive Officer	2004 2003	$ $	707,000 687,000			$1,141,805 759,135	$ $	700,000 700,000		100,000 130,000	$ 65,009 $ 89,925

J. P. Cronin	2005		$380,000			$129,400		$482,120	(5)	42,000	$ 49,424
Executive Vice President and Chief Financial Officer	2004 2003	$ $	369,000 360,000		$ $	345,072 257,443	$ $	280,000 280,000		42,000 60,000	$ 35,862 $ 39,360

S. D. Fleming	2005		$300,000			$126,500		$285,540		22,500	$ 31,641
President — Cytec Specialty Chemicals (first elected an officer in 2004)	2004		$281,000			$132,777		$136,000		25,000	$ 21,641

S. C. Speak	2005		$300,000			$112,500		$285,540		22,500	$ 35,478
President — Cytec Engineered Materials (first elected an officer in 2004)	2004		$289,000			$221,104		$136,000		25,000	$ 26,288

W. N. Avrin	2005		$275,000			$97,000		$237,000	(5)	20,000	$ 34,553
Vice President — Corporate and Business Development	2004 2003	$ $	266,000 260,000		$ $	203,490 152,100	$ $	136,000 136,000		20,000 28,000	$ 24,674 $ 26,498

B. Van Assche Former President — Cytec Surface Specialties	2005		$632,976	(4)		0		5,000	(6)	0	$4,508,069	(9)

(1)	Includes amounts earned with respect to fiscal year, whether paid in that year or deferred. For each of Messrs. Cronin and Avrin, the bonus amount includes a payment of $50,000, which the Compensation Committee awarded in special recognition of their efforts relating to the acquisition of Surface Specialties.

(2)	There was no “Other Annual Compensation” paid, payable or accrued to any of the named officers during any of the three years greater in amount than the lesser of $50,000 or 10% of such officer’s annual salary plus bonus in the applicable year.

(3)	Represents the value at the date of grant of performance shares granted during 2003, 2004 and 2005 under our 1993 Plan. Performance shares vest, in the case of the 2003, 2004 and 2005 grants, after completion of the respective 2005, 2006 and 2007 performance periods, depending upon the achievement of earnings targets. The target for the 2005 performance period was achieved at the 200% level and the performance shares granted in 2003 were distributed to the recipient, or, at the recipient’s election, canceled and replaced with an equivalent Deferred Stock Award payable after the officer’s retirement. At December 31, 2005, after giving effect to the February 2006 distributions or cancellations and replacements with respect to the 2005 performance period, the total performance shares held by the named officers were valued at the closing price of our stock on December 30, 2005, the last trading date of 2005, as follows: Mr. Lilley 14,709 shares — $700,590; Mr. Cronin 5,884 shares — $280,255; Mr. Fleming 6,000 shares—$285,780; Mr. Speak 6,000 shares — $285,780; Mr. Avrin 2,858 shares — $136,127 and Mr. Van Assche 0 shares. Holders of performance shares are entitled to vote such shares, but are not entitled to receive any dividends on such shares unless and until such shares vest, in which case the holders will receive accrued but unpaid dividends retroactive to the issue date, without interest.

(4)	Mr. Van Assche’s salary for period of March 1, 2005 through November 30, 2005 was $632,976 (euro 539,990 at $1.1722 U.S. dollar per euro).

(5)	Included in the amounts shown for Messrs. Cronin and Avrin are 4,000 and 2,000 shares of restricted stock units, respectively, that were granted as special recognition by our Compensation Committee and vest in three equal annual installments commencing March 1, 2006. The initial value of the restricted stock units is based on the February 28, 2005 closing stock price of $50.53 which was the day preceding the award date. The restricted stock unit entitles the holder to a cash payment in an amount determined by using the average stock price for the month immediately preceding each award vesting date.

(6)	5,000 shares of restricted stock were issued to Mr. Van Assche in March 2005. These shares did not vest and were forfeited upon his separation of employment from Cytec on November 30, 2005.

(7)	Options were granted without tandem Stock Appreciation Rights.

(8)	Except for Mr. Van Assche, the amounts listed for each named officer consist of matching contributions and profit sharing contributions to our Employees’ Savings and Profit Sharing Plan and our Supplemental Savings and Profit Sharing Plan with respect to the employees’ base salary and bonus paid in that year.

(9)	In connection with the termination of Mr. Van Assche’s employment, we entered into a separation agreement with Mr. Van Assche on November 30, 2005. Pursuant to the terms of this agreement and in accordance with Belgium employment laws, Mr. Van Assche will receive an aggregate severance payment of $4,508,069 (euro 3,845,819 at $1.1722 U.S. dollar per euro).

The following tabulation shows, as to the executive officers named, information with respect to employee stock options and stock appreciation rights.

Stock Option/SAR Grants In 2005

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted (shares)	Percent of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base per Share	Expiration Date	5%	10%
D. Lilley	100,000	18.7%	$47.59	1/18/15	$2,992,910	$7,584,620
J. P. Cronin	42,000	7.9%	$47.59	1/18/15	$1,257,022	$3,185,541
S. D. Fleming	22,500	4.2%	$47.59	1/18/15	$673,405	$1,706,540
S. C. Speak	22,500	4.2%	$47.59	1/18/15	$673,405	$1,706,540
W. N. Avrin	20,000	3.7%	$47.59	1/18/15	$598,582	$1,516,924
B. Van Assche	—	—	—	—	—	—

Options become exercisable in cumulative amounts of one-third of the amount of the grant one year after the date of grant and each year thereafter. None of the named officers received any stock appreciation rights.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year End Option Values(1)

			Number of Unexercised Options Held at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (3)
Name	# Shares Acquired on Exercise	Value Realized	Exercise- able (2)	Unexercise- able (2)	Exercise- able (2)	Unexercise- able (2)
D. Lilley	—	$—	1,139,999	210,001	$19,834,033	$1,612,317
J. P. Cronin	44,250	$1,039,981	348,000	90,000	$6,114,213	$714,840
S. D. Fleming	10,325	$248,468	51,865	45,835	$903,418	$308,715
S. C. Speak	9,250	$133,903	33,016	47,501	$572,281	$350,667
W. N. Avrin	11,475	$225,201	123,872	42,668	$2,293,198	$336,434
B. Van Assche	—	—	—	—	—	—

(1)	None of the named officers held any stock appreciation rights at year end.

(2)	Options become exercisable in cumulative amounts of one-third of the amount of the grant one year after the date of grant and each year thereafter.

(3)	Total value of options based on the closing price of Company stock of $47.63 per share on December 30, 2005, the last trading date of the year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2005, the number of our shares of common stock issuable upon the exercise of outstanding options, warrants and rights and their weighted average exercise price.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Stockholders	5,140,997	$32.79	1,360,765

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

All of our salaried employees in the United States have signed a form of employment agreement. These agreements provide for the initial salary paid to the employee for services performed by the employee, the confidentiality and non-use of proprietary information, assignment of inventions and improvements, a non-competition clause and termination of employment. The notice of termination period is one month, except in the case of termination for cause when no prior notice is required.

The restricted stock awards (including performance stock awards), stock options and deferred stock awards referred to in the Beneficial Stock Ownership of Directors & Officers table, the Summary Compensation table and under “Compensation of Directors” are awarded under our 1993 Plan. In the event of a “change of control” (as defined in our 1993 Plan), (i) any award under that Plan carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested, (ii) the restrictions, deferral limitations, payment conditions and forfeiture applicable to any other award granted under our 1993 Plan will lapse and such awards will be deemed fully vested and (iii) any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

Our Board of Directors has adopted an executive income continuity plan to aid in the retention of key employees and to reinforce and encourage the continuing attention, dedication and loyalty of executives in the senior management group without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period. The plan provides for payments to members upon termination of employment, unless such termination is (i) on account of death, disability or retirement, (ii) by us for cause, or (iii) by the member without good reason (as defined in the plan). Generally, “good reason” for termination by a member involves actions by us inconsistent with the member’s status or with our traditional compensation policies. Members of the plan consist of our chairman, executive officers, and such other employees as are designated by the Compensation and Management Development Committee. In general, the plan provides for payments upon termination of employment of an amount equal to annual salary and bonus (three times annual salary and three times bonus after a “change in control” as defined in the plan). The plan also provides for certain miscellaneous payments, including relocation payments, legal fees, and expenses incurred in seeking new employment. The benefits of this Plan are not available to any employee who is then currently eligible to retire with a pension based on credited service to age 65 or, in any event, for any period beyond the employee’s sixty-fifth birthday.

Under our Executive Supplemental Employees Retirement Plan, in the event of a change in control, certain employees, including each current officer named in the Summary Compensation Table, are automatically elected members of the plan. In this event, each such officer will be credited with five additional years of service (but not beyond age 65), there will be included in pensionable compensation the amount, if any, by which such officer’s target incentive compensation exceeds one third of base compensation and, under certain conditions the value of the benefit under this plan, as well as the benefit under other non-qualified pension plans, would be paid immediately as a lump-sum distribution.

The Board of Directors has adopted a Compensation Taxation Equalization Plan providing for the payment to any employee, officer or director who becomes subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 (“the Code”) of reimbursement for the tax, plus all taxes imposed upon the reimbursement. A 20% non-deductible excise tax applies to the compensatory payments as measured under Code Section 280G (“Compensatory Payments”) (i) that are contingent or presumed to be contingent upon our change “in the ownership or effective control” or change in the ownership of a “substantial part of the assets” of Cytec. The “base amount” is the average annual compensation included in taxable income over the five-year period ending before the year during which the change in the ownership or effective control occurs. The excise tax provisions will apply if the present value of the Compensatory Payments as of the date of change is equal to or greater than three times the “base amount”. In such instance, the 20% excise tax is then applied to the Compensatory Payments in excess of the “base amount.”

In connection with the termination of Mr. Van Assche’s employment, we entered into a separation agreement with Mr. Van Assche on November 30, 2005. Pursuant to the terms of this agreement and in accordance with Belgium employment laws, Mr. Van Assche will receive an aggregate severance payment of $4,508,069 (euro 3,845,819 at $1.1722 U.S. dollar per euro).

In connection with Mr. Fleming’s appointment as President of Cytec Specialty Chemicals, he accepted a temporary relocation to Brussels, Belgium. His relocation agreement is effective January 1, 2006 and it contains allowances and expense reimbursements that are generally provided to Cytec executives when they accept temporary assignments outside their home country.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

Committee’s Purpose

Our purpose is to review and approve compensation arrangements for Cytec’s officers other than the Chief Executive Officer (the “CEO”) and we review and recommend for approval to the Board of Directors the compensation for the CEO and the Board of Directors. We also administer certain compensation plans (such as Cytec’s 1993 Stock Award and Incentive Plan). At various times, we make recommendations for shareholder approval on these plans and we also produce an annual report on executive compensation for inclusion in Cytec’s proxy statement, in accordance with applicable rules and regulations. Additionally, in the interest of orderly management of Cytec, we annually review management development and succession plans, including establishing policies regarding succession in the event of an emergency or the retirement of the CEO. Our role, composition, duties and responsibilities are set forth in our charter which was approved by the Board of Directors. The charter may be viewed on Cytec’s web site (www.cytec.com).

Executive Compensation Philosophy

Cytec’s compensation philosophy emphasizes long-term performance and success as exemplified by the program’s structure. Cytec targets lower fixed-costs associated with its cash compensation programs and correspondingly offers significant upside potential based upon achievement of financial and individual goals as well as stock price appreciation. As an example, approximately 75% of the CEO’s targeted compensation is at risk. Cytec’s executive compensation program is primarily set to be competitive with mid-sized specialty chemical companies which Cytec views as competitors for business, employee talent, and stockholder investments.

The CEO’s and other officers’ compensation is reviewed on an annual basis by us utilizing comparative information provided by management and which is supported by compensation information provided by an executive compensation consulting firm. The executive compensation consulting firm is retained by us and reports its findings, advice and guidance on future executive compensation reviews and programs directly to us.

2005 Compensation Committee Actions

The Compensation Committee is composed of Messrs. Akitt, Fernandes, Johnson and Satrum. Each of us is an independent director based on the independence standards discussed under the heading “Director Independence” and all of the relevant facts and circumstances. During 2005, we met three times. In addition to reviewing and approving the compensation arrangements for Cytec’s officers and Board of Directors, major actions taken by us during 2005 included granting stock options under the terms of Cytec’s 1993 Stock Award and Incentive Plan, a formal review of the development and succession plans of Cytec’s key executives, a review of Cytec’s Long Term Incentive (“LTI”) program and a review of Board of Directors’ compensation.

As a result of the above reviews and in line with emerging trends, we recommend changes to the LTI programs for Officers as well as changes to the Board of Directors’ compensation. The recommended changes as detailed below were approved by the Board of Directors and were effective January 1, 2006.

Long Term Compensation Changes for Officers

Cytec’s stated philosophy is to target long term incentive opportunities between the 50th and 75th percentile of the competitive market. This philosophy has not changed. As part of our review of Cytec’s long term incentives, we commissioned, from an independent executive compensation consulting firm, an analysis of current officers’ salaries and a study of benchmark data relative to Cytec. The results of this analysis were presented to us in October.

The analysis and study indicated that the components of Cytec’s LTI program, which consisted of stock options and performance stock, were strongly performance weighted. They noted that competitive market trends are continuing to shift emphasis from stock options to other forms of long term incentive vehicles, such as performance cash and restricted stock.

We considered several alternatives taking into account Cytec’s strong pay-for-performance philosophy and stock ownership guidelines, the LTI reductions made in 2004 and 2005 to reflect trends and a higher share price, and an intention to conserve shares of Cytec’s stock.

Based on this review, we approved the following changes in the LTI program:

•	Replace stock option grants with stock appreciation rights settled in Cytec’s stock (“SARs”). The SARs will continue to have a three year vesting schedule, a ten year term and reward for share price appreciation above the market price on the date of grant. The effect of this change is to potentially lessen the use of Cytec stock since only the appreciated value of the SARs is settled in stock.

•	Replace the previous performance stock award with a performance cash award. The performance cash award will continue to cover a three year performance period and will have two equally weighted growth metrics, Earnings per Share (“EPS”) and Return on Invested Capital (“ROIC”).

•	Based on LTI compensation targeted to approximately the middle of the third quartile of the competitive market, we re-balanced the LTI components by allocating approximately 70% weight on SARs and 30% weight on performance cash awards. In 2005, the LTI components were allocated approximately 80% weight on stock options and 20% weight on performance stock awards. This change is reflective of general industry and peer group trends placing less emphasis on stock options and a stronger emphasis on other pay-for-performance vehicles.

We believe these changes will further strengthen the LTI program from an already robust pay-for-performance perspective and maintain management’s alignment with shareholders.

Directors’ Compensation

During 2005, we commissioned an independent compensation consultant to perform an analysis of Board of Directors’ compensation. The consultant’s analysis and recommendations were reviewed at the October 2005 Compensation Committee meeting and with the entire Board of Directors during the October and December 2005 Board meetings. The study indicated that as a result of Cytec’s post acquisition size and market trends, Cytec’s Board of Directors’ compensation had fallen below competitive medians. In line with emerging trends effective January 2006, the Board’s compensation was modified as follows:

•	The Committee membership retainers ($1,500 per committee) and all meeting fees, including telephonic ($1,500 for Board of Directors meetings and $1,000 for Committee meetings) along with the $25,000 annual retainer were combined into and replaced with an annual cash retainer in the amount of $55,000.

•	In line with emerging trends, the annual grant of 3,000 stock options was replaced with an annual grant of restricted stock valued at $55,000 that will vest on the third anniversary of the grant date. The restricted stock shall be forfeited if a director resigns or refuses to stand for re-election subject to certain exceptions.

•	There were no changes made in the amount of the retainer fees for each Committee Chairperson ($10,000 for the Audit Committee and $5,000 for the other Committees).

•	Additionally, the Board approved a change in the calculation and value of the one time restricted stock grant for newly elected Board members. Prior to January 1, 2006, newly elected Board members received

3,000 stock options and the lesser of 7,500 shares of Cytec restricted stock or such number of shares of restricted stock having a value of $38,437.50. This grant vested in equal annual installments over a five year period. As of January 1, 2006, newly elected Board members will receive a grant of restricted stock valued at $75,000. This grant will vest on the third anniversary of the grant date. The shares of restricted stock shall be forfeited if a director resigns or refuses to stand for re-election subject to certain exceptions.

The effect of these changes is to align the Board of Directors’ Compensation with emerging trends and establish compensation levels at the median of Cytec’s peer group companies.

Summary of Officer Compensation Components

Base Salaries — are targeted slightly below median competitive levels and when combined with the other components of the compensation program, are set to attract and retain qualified executives and managers. Changes in base salaries are made after considering relative competitive positions, individual performance, and internal relative salary levels and comparable industry groups.

Annual Bonuses — provide an opportunity to earn additional cash rewards for yearly business success. The incentive bonus targets for officers are set annually and are expressed as a percentage of base salary. In addition, we approve the performance goals at the beginning of each fiscal year and then, based on attainment or non-attainment of these corporate performance goals, approve the payment of the bonus amount after completion of the fiscal year. The corporate goals for 2005 target bonuses consisted of specific components weighted as follows: Earnings Per Share (60%); and other specific performance goals, which are measured subjectively (40%). The maximum award is 200% of target. In the case of Messrs. Shane D. Fleming and Steven C. Speak, the weighting is based 70% on their respective business unit goals and 30% on the corporate goals.

As noted above, based on our recommendations and approved by the Board of Directors, the LTI program was modified beginning with the three year performance period effective January 1, 2006. The LTI program is intended to provide a reward for business success in future years and, being based on performance, is linked to stockholders’ interests. Cytec’s long-term incentives granted in February 2006 and payable in future years, consist of two types of grants:

(1)	performance cash awards, which may or may not vest at the end of the 2008 performance period depending on the attainment of equally weighted performance metrics consisting of specific EPS growth goals and ROIC targets, both of which were set by the Compensation Committee.

(2)	SARs which are stock settled. This program encourages executives to enhance the value of Cytec’s common stock by offering them an opportunity to receive the appreciated value of the SARs in the form of stock. The base value of SARs is set at the market price on the date of grant, and vests in one-third increments over three years and has a ten year exercise period.

Each year, we determine the amount and proportion of each type of long-term incentive for each Officer.

Compensation at Risk

The annual bonus and performance cash awards are “at risk” forms of compensation in that they do not become payable except to the extent that Cytec’s business objectives are attained. Similarly, SARs are “at risk” in that their value depends upon success in enhancing stockholder value.

Alignment with Stockholder Interests

The compensation program is designed to contribute to Cytec’s long-term success by meeting the following objectives:

•	To compensate fairly for financial and strategic success and the enhancement of stockholder value.

•	To attract and retain competent managers and professionals who are performance-oriented.

•	To reinforce a commitment to actions that will contribute to Cytec’s long-term success.

•	To encourage the ownership of Cytec’s stock so that management’s long-term financial interests are closely linked with success in serving the long-term interests of Cytec’s stockholders. This objective is demonstrated by having aggressive stock ownership guidelines.

Executive Stock Ownership Guidelines

Each officer and certain key executive are expected to attain (within a defined time period) and hold an ownership stake in Cytec that is a specified multiple of his or her salary. These guidelines are as follows:

Position	Multiple of Annual Base Salary
Chief Executive Officer	8
Executive Committee Member	5
Other Officers	3
Business Unit Presidents	3

In addition, directors are expected to attain and hold an ownership stake in Cytec that is five times their annual retainer for board membership. Covered employees and members of the Board of Directors are expected to be in compliance with these ownership guidelines within five years from their date of appointment.

Shares owned directly or in street name, shares held in Cytec’s savings plan and deferred shares are counted in the ownership calculation.

CEO Compensation

Mr. Lilley’s salary was increased for 2005 from $707,000 to an annual rate of $800,000, and his target bonus for 2005 was unchanged at 95% of his base salary. Following the change in base salary, the CEO’s base salary and bonus target was slightly below the peer group’s competitive median. For the 2005 performance period, based upon the level of achievement of Cytec’s earnings and other factors as described earlier, we determined that in accordance with the Annual Bonus Plan, Mr. Lilley earned an annual bonus payment of $288,880, which is 36% of his full year’s salary. We also determined that Performance Stock Plan targets established for the three year performance period 2003–2005 were met and that Mr. Lilley earned 26,217 shares in accordance with these previously established goals. In February 2006, Mr. Lilley was granted $700,000 in performance cash awards that have a payment range of zero to 200% and will vest at the end of 2008 provided certain financial targets are met and 80,000 SARs that will vest in one-third increments over a 3 year period.

Tax-Deductibility of Compensation — Our objective is to design and implement programs that allow for the maximum tax deductibility of compensation paid to the CEO and other executive officers, while preserving our flexibility to maintain competitive compensation programs. Executives, while encouraged to elect deferral of amounts that are in excess of deductible limits, are afforded the individual choice not to do so.

Special Recognition Award

In 2005, Cytec acquired the Surface Specialties business of UCB SA. In recognition of the efforts of two of our executive officers, Messrs. Cronin and Avrin, in completing the transaction and acknowledging the roles that they will play in the integration of the Surface Specialties business, we approved on March 1, 2005 a Special Recognition Award for each of them.

For Mr. Cronin, the Compensation Committee granted a cash payment of $50,000 and 4,000 shares of restricted stock units to vest in three equal annual installments commencing March 1, 2006. For Mr. Avrin, the Compensation Committee granted a cash payment of $50,000 and 2,000 shares of restricted stock units to vest in three equal annual installments commencing March 1, 2006. The initial value of the restricted stock units for Messrs. Avrin and Cronin, was $202,120 and $101,060, respectively and was based on the closing stock price of the day preceding the award date. The restricted stock unit entitles the holder to a cash payment in an amount determined by using the average stock price for the month immediately preceding each award vesting date.

We believe that the compensation program established for Cytec has contributed to retaining and motivating highly qualified management personnel and to the significant increase in stockholder value achieved by Cytec since its formation at the end of 1993.

Compensation and Management Development Committee

J. R. Satrum, Chairman	J. E. Akitt	A. G. Fernandes	B. C. Johnson

PERFORMANCE GRAPH

The graph set forth below is based on the assumption that $100 had been invested in our common stock and in each index on December 31, 2000, with reinvestment of dividends at market prices. The total cumulative dollar returns represent the value such investments would have had on December 31, 2005.

Five-Year Cumulative Total Stockholder Return

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Cytec Industries Inc.	$100	$68	$68	$96	$130	$121
S&P © 500	$100	$88	$69	$88	$98	$103
S&P © 500 Specialty Chemicals	$100	$107	$120	$144	$166	$172

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

COMPENSATION UNDER RETIREMENT PLANS

Our employees’ retirement program provides most U.S. employees, including the officers named in the Summary Compensation Table, with an annual defined pension benefit upon retirement which is made up of the sum of three components: (i) a benefit which, in general, is equal to 1.67% of the retiree’s average base salary plus actual annual bonus (up to one-third of base salary) during the highest five of the last ten years of service (but not beyond the year 2003) times the number of years of service at Cyanamid, subject to certain adjustments including a social security offset (this benefit component does not apply in the case of Mr. Lilley, and Mr. Speak), plus (ii) a benefit which, in general, is equal to 1.33% of the retiree’s base salary plus actual annual bonus (up to one-third of base salary) for each year of service at Cytec (for any Cytec employee whose pension calculated as provided in (i) and (ii) above would exceed the limit on benefits payable from a pension plan qualified under the Internal Revenue Code, such excess is payable from the general funds of Cytec), plus (iii) for persons whom the Compensation and Management Development Committee has elected to membership in the Executive Supplemental Employees Retirement Plan, in case of retirement on or after age 60 (or earlier in certain circumstances) a supplemental benefit (also payable from Cytec’s general funds) calculated by (x) determining the benefit under the formula under (i) above based on the highest three of the last ten years of service and utilizing target bonus (not limited to one-third of base salary) instead of actual bonus and (y) crediting to the retiree additional years of service under the formula described in (ii) above (but not more than five and not beyond age 65) at a rate of compensation equal to base salary plus target bonus for the final year of actual service.

The estimated annual pensions payable under this program upon retirement at age 65 and reflecting the normal form of benefit which includes a 50% joint and survivor annuity in favor of the retiree’s spouse to the officers named in the Summary Compensation Table, based upon their salaries and target bonuses as of year-end 2005, with years of actual service projected to age 65, are: Mr. Lilley, $225,996; Mr. Cronin, $202,563; Mr. Fleming $167,784; Mr. Speak, $110,318; and Mr. Avrin $163,509.

During Mr. Van Assche’s combined service with UCB and Cytec, he accrued benefits under funded pension plans covering Belgian employees. When Mr. Van Assche’s employment with the Company ended on November 30, 2005. As of March 1, 2006, he was entitled to a lump sum pension of $6,569,192 (euro 5,604,256 at $1.1722 U.S. dollar per euro) from those plans.

COMPENSATION OF DIRECTORS

During 2005, directors who were not employees of Cytec or of any of its subsidiaries were paid an annual retainer of $25,000. Such directors also received annual retainers while chairmen ($5,000, or $10,000 in the case of the Audit Committee), or other members ($1,500) of committees of the Board of Directors on which such directors serve. Each such director was also paid a fee of $1,500 for attendance at a meeting of our Board of Directors or stockholders and a fee of $2,000 (in the case of Committee Chairman) or $1,000 (in the case of other Committee members) for attending committee meetings, except that the attendance fees were reduced by 50% of the amounts shown in the case of telephonic meetings of the Board and its Committees. Directors who are employees are not entitled to any extra compensation by reason of their directorships or their attendance at meetings of our Board of Directors, any committee of the Board, or of the stockholders.

Pursuant to the 1993 Plan, each non-employee director (for purposes of the 1993 Plan, a non-employee director does not include any employee of Cytec or its subsidiaries or affiliates) who was elected to serve as a director of Cytec for the first time received a grant of restricted shares of Cytec common stock equal to the lesser of (a) 7,500 shares and (b) the shares of common stock having a fair market value on the date the director was duly elected and qualified of $38,437.50. The restrictions on the shares of common stock granted to non-employee directors lapse one-fifth each year over a five-year period commencing on the date of grant if the non-employee director continues to be a director of Cytec on each such date. If a non-employee director’s service on the Board terminates before the award is entirely vested, any portion of the award that is not vested will revert to Cytec; provided, however, that if the non-employee director’s service terminates by reason of death or disability (as defined in the 1993 Plan), then any installment with respect to which the grantee had commenced (but not completed) serving the requisite amount of time to vest in such installment, will become vested. If a director elects to defer vesting until the year following his or her 70th birthday, as permitted by the 1993 Plan, then during the extended deferral period there exist certain additional grounds upon which reversion can be waived. In addition, each non-employee director automatically received an option to purchase 3,000 shares of common stock at the time of his election to the Board and on the date of the annual meeting of stockholders. All options had an exercise price per share equal to the fair market value of a share of common stock on the date of grant. Options granted to a non-employee director were for a term of ten years and become exercisable as to one-third of the shares covered by such options on the first anniversary of the date of grant, and with respect to an additional one-third of the shares covered by such options on each of the next two succeeding anniversaries of the date of grant. Upon the occurrence of a “Change in Control” (as defined in the 1993 Plan), all outstanding options held by our non-employee directors become immediately exercisable and all restricted stock awards become immediately nonforfeitable in full.

Other 2005 personal benefit-type compensation for the entire group of directors and officers is not individually significant or reportable.

During 2005 and as described in the Compensation Management Development Committee Report above, commencing in 2006 directors will receive an annual retainer fee of $55,000 and an annual grant of our restricted stock valued at $55,000. The Chair of each Committee will receive a $5,000 annual retainer ($10,000 for the Audit Committee). Directors will no longer receive annual grants of stock options nor will they receive fees for attending meetings of the Board or any Committee of the Board.

TIMELY SUBMISSION OF STOCKHOLDER PROPOSALS

We expect to hold the 2007 annual meeting of stockholders on April 19, 2007. Proposals which stockholders intend to present at such meeting must be received by us at our executive offices in West Paterson, New Jersey, by November 20, 2006, for inclusion in our notice, proxy statement and proxy relating to that meeting. In addition, our By-Laws provide that in order for any business not specified in the notice of meeting to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given written notice to our Secretary which must be received at our principal office not less than 60 nor more than 90 days prior to the meeting. (If less than 75 days’ notice or public disclosure of the date of the meeting was given, then such notice must be received by the close of business on the 15th day following the date of notice or public disclosure of the date of the meeting). The notice must describe the business desired to be brought before the meeting, the name, record address and number and class and series of shares owned by the stockholder and any material interest of the stockholder in such business.

ATTENDANCE AT ANNUAL MEETING

The 2006 Annual Meeting of Stockholders will be held at 1:00 p.m. on May 2, 2006 at the Marriott Glenpointe Hotel, Teaneck, NJ 07666. Admission to the meeting is limited to our stockholders or their designated representatives (including “street name” stockholders who can show that they beneficially owned our common stock on the record date). One admission ticket to the meeting is attached to the proxy sent to each stockholder. If you intend to attend the meeting, please detach and retain the admission ticket and check the “will attend” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS

We will pay the cost of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of common stock. In addition to the use of the mail, proxies may be solicited by our employees personally, by telephone, by telefax or by electronic communication. We have engaged Georgeson & Company Inc. to assist in the solicitation of proxies at a fee of $6,500 plus reimbursement of its out-of-pocket expenses.

If any further business not described in this proxy statement properly comes before the meeting, the persons named in the enclosed form of proxy will vote, in their discretion, as recommended by our Board of Directors or, if no recommendation is given, all in accordance with their best judgment. We did not have notice, in accordance with the By-Law described under “Timely Submission of Stockholder Proposals” of any additional matter intended to be brought before the meeting.

R. Smith
Secretary

The Compensation and Management Development Committee Report, the Performance Graph and the Audit Committee Report that appear in this proxy statement do not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporates the information by reference, and shall not otherwise be deemed “filed” under said Acts.

ANNEX 1

Audit Committee Charter
Cytec Industries Inc.

Adopted by resolution of
the Board of Directors
January 22, 2004

I.Purpose

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in the oversight of the Company’s:

•	accounting and financial reporting processes and the integrity of the Company’s financial statements;

•	annual audit of the financial statements, including the qualifications, independence and performance of the independent accountants;

•	internal audit function; and

•	compliance with legal and regulatory requirements as they may impact the financial statements.

The Committee shall also perform the other specific responsibilities assigned to it in this Charter or by the Board.

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent accountants and internal auditors as well as anyone in the organization. The Committee has the ability to retain, without seeking Board approval and at the Company’s expense, special legal, accounting, or other consultants or experts it deems appropriate in the performance of its duties.

Management of the Company is responsible for financial reporting, accounting integrity and the preparation of the financial statements of the Company in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily including some amounts based on management’s estimates and judgments. The independent accountants are responsible for expressing an opinion on the conformity of the financial statements, in all material respects, with accounting principles generally accepted in the United States of America. Nothing in this charter shall be interpreted as making the Audit Committee or any member of the Audit Committee responsible for the financial statements of the Company or the audit of the financial statements of the Company.

II. Composition

The Committee will be comprised of a minimum of three directors as elected by the Board, including the Chair. Membership on the Committee will be limited to directors who have no relationship to the Company that, in the opinion of the Board, may interfere with the exercise of his or her independence from management and the Company and who are independent within the meaning of, and otherwise qualify to serve as Audit Committee members under, applicable New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules as from time to time in effect.

All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall be an “audit committee financial expert” within the meaning of applicable SEC rules as from time to time in effect, or prior to effective date of any such rule, as interpreted by the Board.

i

The Chair must have accounting or related financial management expertise as the Board interprets such qualifications in its business judgment.

III. Meetings

The Committee will meet at least four times annually, or more frequently as circumstances dictate. The Committee has the right to set its own agenda.

•	In addition to regularly scheduled meetings, meetings may be called by the Chair of the Board, the Chair of the Committee or by a majority of the members of the Committee upon giving the Notice specified in Article III, Section 5, of the Company’s By-laws.

•	The Committee will meet at least quarterly with management, the independent accountants and the internal auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed.

•	The Committee shall maintain minutes of meetings and shall regularly report to the Board on the Committee’s activities.

IV.Responsibilities and Duties

To fulfill its responsibilities and duties the Committee will:

General

1.	Review and reassess the adequacy of this Charter at least annually and recommend to the Board updates as circumstances dictate.

2.	Receive from the internal auditors lists of the regular reports to management prepared by the internal auditors and select for review those reports, including with management’s response, which it wishes to review. The review may by made by individual members of the Committee on behalf of the entire Committee.

3.	In consultation with management, the independent accountants, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss policies with respect to risk assessment and risk management. Discuss significant financial risk exposures and the steps management has taken with respect thereto. Periodically review the functions of departments that make significant accounting estimates or risk management decisions or otherwise may significantly affect financial operations, including, but not limited to the risk management and tax departments, and the adequacy of their resources.

4.	Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent accountants in accordance with applicable statements of auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of this review.

5.	Prior to the release of earnings, review with financial management and the independent accountants the Company’s financial results, and discuss with the independent accountants the results of their audit or review, as applicable. Discuss the matters required to be communicated to the Committee in accordance with applicable statements of auditing standards.

6.	Review and discuss with financial management and the independent accountants drafts of the Company’s annual audited financial statements and quarterly financial statements including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operation. Determine

whether to recommend to the Board items to be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

7.	Prepare and approve a written report of the Committee for inclusion in the Company’s proxy statement, as required by rules of the SEC.

8.	Discuss generally the type of information to be disclosed and the type of presentation to be made in the Company’s earnings press releases, and financial information and earnings guidance provided to analysts and rating agencies.

9.	Periodically consult with management about internal controls, the fullness and accuracy of the Company’s financial statements, and any difficulties encountered during the course of the audit, including any matters the Committee or management wish to discuss.

10.	Review any unusual material transactions.

Reporting Relationships

11.	Have sole authority to retain, dismiss and compensate the Company’s independent accountants and internal auditors, subject, in the case of hiring independent accountants, to ratification by the shareholders of the Company. The Committee will require that the independent accountants and the internal auditors report to, and are accountable to, the Committee. The day to day administrative aspects of the relationship may be delegated by the Committee to the Company’s financial management staff. It is understood that the independent accountants and the internal auditors have free access to the Committee, or any member of the Committee.

12.	Establish policies for the advance approval of non-audit relationships between the Company and the independent accountants.

Independent Accountants

13	Consider the qualifications and performance of the independent accountants.

14.	Ensure that the independent accountant submits on an annual basis to the Committee a formal written statement delineating all relationships between the independent accountant and the Company consistent with Independence Standard Board Standard No. 1 as in effect from time to time; actively engage in a dialogue with the independent accountant with respect to any relationships or services that may impact the objectivity and independence of the independent accountant; and take appropriate action in response to the independent accountants’ report to satisfy itself of the independent accountants’ independence.

15.	At least annually, obtain and review a report by the independent accountants describing such firm’s internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more independent audits conducted by such firm, and any steps taken to deal with any such issues, consistent with requirements of the NYSE as in effect from time to time.

16.	Review the independent accountants’ annual audit plan — including scope, staffing, locations, interactions with the internal auditors and general audit approach.

17.	Periodically consult with the independent accountants out of the presence of management, about internal controls, the fullness and accuracy of the Company’s financial statements, any difficulties encountered during the course of the audit, including any restriction on the scope of work or access to required information and significant judgments made in management’s preparation of the financial statements and the appropriateness of such judgments and any other matters the Committee or the independent accountant wishes to discuss.

18.	Review with financial management and the independent accountants the critical accounting policies and practices of the Company and alternative accounting treatments and consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles.

19.	Review material written communications between the independent accountants and management.

20.	Discuss any significant disagreement between management and the independent accountants in connection with the preparation of the financial statements.

21.	Consider and, if appropriate, approve major changes to the Company’s accounting principles and practices as suggested by management, the independent accountants, or the internal auditing function.

22.	Establish policies for hiring employees or former employees of the independent accountants.

Internal Audit Function

23.	Review the internal auditors’ annual audit plan including scope, qualifications of staff, locations to be visited and interaction with the independent accountants and general audit approach.

24.	Periodically consult with the internal auditors out of the presence of management, about internal controls, any difficulties encountered during the course of internal audits, including any restriction on the scope of work or access to required information and significant judgments made in management’s preparation of the applicable financial statements and the appropriateness of such judgments and any other matters the Committee or the internal auditor wishes to discuss.

25.	Discuss matters requiring communication to the Committee (as defined by the Committee) with the internal auditors.

26.	Discuss any significant disagreement between management and the internal auditors.

Ethical and Legal Compliance

27.	Review the Company’s Code of Conduct and the Company’s Code of Ethics for Financial Executives (collectively, the “Codes”) and periodically, if appropriate, recommend to the Board and management changes to the Codes.

28.	Discuss with management the system they have established to enforce the Codes and review management’s monitoring of compliance with the Codes.

29.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential anonymous submission of such complaints by employees. Receive reports from management on disposition of any complaints.

30.	Review, with the Company’s general counsel, significant legal compliance matters including corporate securities trading policies.

31.	Review, with the Company’s general counsel, any legal matter that could have a significant impact on the Company’s financial statements.

Self-Evaluation

32.	Conduct an annual self-evaluation of its performance.

Other

33.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate, including, but not limited to any procedures they are required to perform under applicable NYSE or SEC rules as from time to time in effect.

v

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS – Term(s) to expire at 2009 Annual Meeting					FOR	AGAINST	ABSTAIN
				2.	RATIFICATION OF KPMG LLP AS THE COMPANY’S AUDITORS FOR 2006	☐	☐	☐
FOR the election of
	01 Barry C. Johnson 02 James R. Stanley	WITHHOLD AUTHORITY to vote for the Election of Directors
Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
	☐	☐
To withhold authority to vote for the election of any individual candidate, write that person’s name on this line.			Will attend annual meeting
☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature _____________________________ Signature _____________________________ Date __________ 2006
NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/cyt Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
please do NOT mail back your proxy card.

Admission Ticket

CYTEC INDUSTRIES INC.
Annual Meeting
of
Common Stockholders
May 2, 2006
1:00 p.m.
Marriott at Glenpointe
Teaneck, NJ 07666

PROXY	CYTEC INDUSTRIES INC. ANNUAL MEETING OF COMMON STOCKHOLDERS May 2, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS	PROXY

     The undersigned hereby appoints D. Lilley, J. P. Cronin and R. Smith, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side and, in their discretion, upon such other business as may properly come before the meeting, all shares of common stock of Cytec Industries Inc. held of record by the undersigned on March 10, 2006 at the Annual Meeting of Common Stockholders to be held on May 2, 2006 or any adjournment thereof.

     If you are a participant in the Cytec Industries Inc. Employee Stock Purchase Plan or Employee Savings Plan or the Employee Savings and Profit Sharing Plan, this proxy constitutes your direction to the Trustee of such plan to vote as directed on the reverse side your proportionate interest in the shares of common stock held in the plan. In order for the Trustee to receive your direction in time to vote, your proxy must be received by April 27, 2006. If your proxy is not received by April 27, 2006, the share equivalents credited to your account will be voted by the Trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO ITEMS IDENTIFIED ON THE REVERSE SIDE. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE TWO ITEMS.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

If you intend to attend the Annual Meeting, please be sure to check the
“will attend annual meeting” box on the reverse side of the Proxy.

DIRECTIONS:
The Marriott at Glenpointe is located at 100 Frank W. Burr Boulevard in Teaneck, New Jersey with direct access to Routes l-95 and l-80

FROM NEW YORK/GEORGE WASHINGTON BRIDGE:
Take Route l-95/l-80 local lanes to Exit 70 Teaneck.

FROM THE LINCOLN TUNNEL AND N.J. TURNPIKE:
Take the New Jersey Turnpike North to Exit 18W. Go straight through the toll plaza and follow signs for l-95 North. Stay in the local lanes to Exit 70. After exiting, follow signs for Teaneck/Exit 70B. The Hotel is on the right.

FROM ROUTE 4:
Take the Teaneck Road/Ridgefield Park Exit. Stay on Teaneck Road until you reach Degraw Avenue (5 traffic lights), and make a left. The Hotel is on the left at the next traffic light.

FROM THE GARDEN STATE PARKWAY & ROUTE 80 EAST:
Exit off the Garden State Parkway at Exit 159. Follow signs for Route l-80 East, stay in local lanes to Exit 70 then 70B - Teaneck. The Hotel will be on your right after crossing over the highway.

FROM TETERBORO AIRPORT:
Follow signs for Route l-80 East, local lanes to Exit 70 Teaneck to Exit 70B.